UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2013

LIFE CARE MEDICAL DEVICES LIMITED
(Exact Name of Registrant as Specified in Charter)

Nevada	000-54632	98-0576696
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

880 Third Avenue, Suite 905, New York, NY 10022
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (917) 860-4514

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

 On July 17, 2013, Life Care Medical Devices Limited (the “Company”) entered into a Distributor Agreement with Malesa MD&D, providing Malesa MD&D with exclusive distribution rights for the Company’s Keyhole Cup® Laparoscopic Access Device.

Under the agreement, Malesa MD&D will promote, at its expense, and sell the products within the Kingdom of Saudi Arabia. Additionally, Malesa MD&D must establish a sales network and treat our products as one of its primary lines of medical device products.

The agreement’s initial term runs until July 17, 2014, and will be automatically extended for an additional 12 months subject to Malesa MD&D achieving performance targets for the first year. Additionally, the agreement is subject to extension by mutual agreement of the parties. Either party may terminate the agreement upon 180 days’ written notice. Either party may terminate the agreement immediately for just cause upon the other party’s breach of the agreement.

The foregoing summary of the terms of the agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2013.

Item 8.01.	Other Events.

On July 22, 2013, the Company issued a press release announcing its agreement with Malesa MD&D regarding distribution of the Company’s Keyhole Cup Laparoscopic Access Device. A copy of this press release is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibit No. Description

99.1 Press release dated July 22, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFE CARE MEDICAL DEVICES LIMITED

Date: July 22, 2013

/s/ Glenn Foley

Name: Glenn Foley

Title: Chief Executive Officer